Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-248588), Form S-3 (No. 333-273392 and No. 333-252430), and Form S-8 (No. 333-255407) of our report dated March 19, 2024, relating to the consolidated financial statements of Lixte Biotechnology Holdings, Inc. as of and for the years ended December 31, 2023 and 2022 (which report includes an explanatory paragraph relating to substantial doubt about Lixte Biotechnology Holdings, Inc.’s ability to continue as a going concern), which appears in Lixte Biotechnology Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/Weinberg & Company, P.A.

Los Angeles, California

March 19, 2024